Exhibit 99.2

Hortonworks Prepared Financial Remarks for the Second Quarter 2017

SANTA CLARA, Calif. – August 3, 2017 – Hortonworks, Inc.® (NASDAQ: HDP), a leading innovator of open and connected data platforms, today announced financial results for the second quarter of 2017. We are sharing our prepared financial remarks regarding our earnings results with the investment community on the Investor Relations portion of our website in advance of the call.

Today we will also host a live call with the investment community at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Interested parties may access the call by dialing (877) 930-7786 in the U.S. or (253) 336-7423 from international locations. In addition, a live audio webcast of the conference call will be available on Hortonworks’ Investor Relations website for approximately seven days at http://investors.hortonworks.com.

Reuben Gallegos (VP, Investor Relations & Corporate Development)

Thank you. Good afternoon and welcome to Hortonworks’ Q2 2017 Earnings Call. Today we will discuss the results announced in our press release and prepared remarks issued after market close. With me are Rob Bearden (Chairman and CEO) and Scott Davidson (COO and CFO).

During the call, we will make forward-looking statements regarding future events and views about the future financial performance of the company. The statements that we make today are based on assumptions that we believe to be reasonable as of this date and are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks are described in our press release and are more fully detailed under the caption “Risk Factors” in our Form 10-K and our other periodic filings with the SEC. We undertake no obligation to update these statements as a result of new information or future events. We will also present both GAAP and non-GAAP financial measures. Non-GAAP measures should not be considered in isolation from, as a substitute for, or superior to our GAAP results. We encourage you to consider all measures when analyzing Hortonworks’ performance. A reconciliation of GAAP to non-GAAP measures is included in today’s press release. So, with that said, I will turn the call over to Rob for some opening comments.

Rob Bearden (Chairman and CEO)

Thanks, Reuben. Good afternoon and thanks for joining our earnings call.

As always, I want to start off by thanking our customers, the open source community, our partners and shareholders for their support. Key open source data solutions that power data lakes, streaming analytics and data science to support an array of new business outcomes for our customers are driven by all of you.

For today’s call, I will begin with a review of our business highlights and conclude with several trends and opportunities we are encountering across our marketplace. Afterward, Scott will discuss our financial highlights for the second quarter and provide our outlook for the third quarter and full year 2017.

I am very proud of our entire team’s execution in the second quarter as we grew revenue 42% year-over-year.

We continued to deliver innovation within our product and engineering teams while also driving operational excellence across the company. The programs we put in place last year across the field organization have been successful and served to increase our momentum. Q2 exemplified strong performance across our Americas field organization and robust contribution from our international teams. This past quarter also represented a milestone for our channels organization with the expansion and impact of our IBM partnership.

Business Highlights

In June, we announced a strategic partnership and collaboration with IBM, where they will adopt the Hortonworks Data Platform (HDP) as their Hadoop platform. We will integrate IBM’s industry leading Data Science Experience (DSX) platform into HDP, allowing our joint customers the ability to leverage advanced integration and optimizations for artificial intelligence and machine learning. They will also resell both HDP and HDF while we will adopt and resell DSX and their Big SQL platform.

Importantly, this relationship exemplifies yet another proof point that HDP has become the leading Big-Data platform. IBM is the latest company to align with us and embrace our platforms over the competition. Beyond being beneficial to customers, this partnership is beneficial to the open source community. We are also now both partnering to advance several key Apache projects including Apache Atlas, an open source project focused on data governance. Hortonworks and IBM both have a significant number of committers and the community gets faster and better innovation through our collaborative efforts. I am looking forward to seeing tremendous traction in the market as this partnership begins to flourish, and if the early momentum is any indication, we will deliver great value and results.

We also continue to see great momentum with HDF, which was included in eight of our ten largest deals last quarter. HDF is the only end-to-end platform that collects, curates, analyzes and acts on data in real time from the point of origin through its entire lifecycle. Today, businesses must harness the insights from data everywhere and increasingly, that means the point of creation on connected devices at the edge. With our most recent release, we are improving our customers’ experience by simplifying how they create and deploy streaming analytics applications to deliver real-time analytics across any industry. For example, HDF powers customer engagement at the point of sale for retailers, plant efficiency across the shop floor for manufacturers, smart meter management for utilities operators and asset monitoring and maintenance for property managers. With HDF, customers can capture actionable intelligence in real time and act upon those insights like never before.

Market Trends and Opportunities

Our enterprise customers have embraced our platform offerings of HDP, HDF, Azure HDInsight and Hortonworks Data Cloud for AWS, all of which are delivered on our core multi-tenancy engines with integrated security and governance capabilities. Because the vast majority of our customers are operating in a hybrid environment, we must support them across their on-premise and cloud infrastructure seamlessly. We continue to expect cloud deployments and hybrid architectures to be the norm and, as I have mentioned, we continue to see this across a large proportion of our customer base. In response, we recently launched a support offering that gives optionality, flexibility and latitude to our customers.

This Flex Support Subscription offering enables our customers to obtain support across their entire data infrastructure, whether nodes are operating on-premise, in the cloud or across multiple public clouds. This offering, when combined with our partnerships with Microsoft and AWS, enables us to deliver a consistent support arrangement geared to meet the evolving needs of our enterprise customers. This support offering will continue to help us increase our penetration of Fortune Global 500 companies and support their flexibility and evolving requirements.

And now, turning to enterprise customer adoption, we proudly count over half of the Fortune 100 and more than a quarter of the Fortune Global 500 companies as customers, which illustrates a continued strong demand from global enterprises across virtually every industry. We continue to see solid penetration across multiple industries, with over 80% of Fortune 100 telecommunications and media companies, more than 70% of Fortune 100 retailers, over 60% of Fortune 100 financial services companies and also over 80% of Fortune 100 automotive and industrials companies.

Within the retail segment, a typical use case we see is a 360-degree view of the consumer. This helps to generate revenue through more efficient promotions and improved customer satisfaction.

Within the insurance industry, data is used to provide a more efficient claims management system, reducing consumer risk and protecting revenue. This allows our insurance customers to deliver competitive premiums with a usage-based consumption model. Recent industry research has highlighted that approximately 92% of the property and casualty insurers are pursuing data and analytics solutions, and furthermore, Hadoop is at the core of their initiatives. Companies such as Progressive in the U.S. and Munich Re and Hastings Direct in Europe are adopting HDP and HDF to power their modern data architectures.

Within the automotive industry, the “Connected Car” creates a data-rich environment including signals from the vehicle, the external environment and the municipal infrastructure. Within this blend of data flow there is a need to increase driver safety while also reducing traffic congestion. In Las Vegas, the Nevada Center for Advanced Mobility is using our platforms as part of its Connected Vehicle pilot program to improve pedestrian safety and traffic flow.

Within the agricultural industry, Land O’Lakes is in fact a data-driven company. They have partnered with us to build a digital command center with real-time analytics, which combines social media, clickstream and search engine results to derive insights they have never had the ability to obtain before.

Every day, we continue to see evidence that companies are selecting open source data platforms over platforms with proprietary extensions, and we will continue to invest in meeting key enterprise requirements. Today, our open source security and governance technologies outperform our competitors’ proprietary IP, making open source the safest option for enterprises. Our open model consistently delivers new technology to market faster than our competitors, and in this world, where seconds count, our open model and time to market are key differentiators. Looking forward, we see tremendous growth opportunities both in the U.S. and internationally, where we see an accelerating number of large enterprises adopting our platforms, services and solutions to drive their business transformations. We also continue to see a steady pace of migrations from competitive platforms onto our solutions.

Summary

We are clearly excited by the customer response to our announcements at our annual DataWorks Summit, where we hosted several thousand global attendees, including many of today’s thought leaders such as the Yale School of Medicine, Pinsight Media and TMW Systems. We heard from many customers who collectively revealed how our technology is empowering their enterprises to identify and exploit actionable intelligence from data in ways not previously possible with any other legacy technology or architecture.

And, I want to make sure everyone understands how proud I am of the execution by our Hortonworks team and how excited we are to be uniquely positioned to support our customers as they transform their businesses into leading-edge, data-driven enterprises heading into the latter part of 2017. Most importantly, we are not doing this alone – again, we want to thank our customers, the open source community, our partners, employees and shareholders.

That concludes my remarks and now Scott will recap the Q2 financial highlights. Scott?

Scott Davidson (COO and CFO)

Thanks, Rob. I will start by providing details on our second quarter and conclude with our outlook for the third quarter and full year 2017.

Total GAAP revenue for the second quarter was $61.8 million, up 42% year-over-year, and accelerating from the 35% year-over-year growth in the first quarter of 2017. Support revenue was $45.8 million, up 48% year-over-year, and represented 74% of total revenue.

From a deal perspective:

•	We had 10 deals over $1 million, compared to 6 in Q2 2016, and 8 of the deals included HDF;

•	Average deal size was approximately $150 thousand;

•	Weighted-average dollar contract durations remained 19 months. As a result, deferred revenue mix was 70% short-term in duration; and

•	The average dollar-based net expansion rate was 124% over the trailing four-quarter period.

International GAAP revenue grew 48% year-over-year in the second quarter. International GAAP revenue accounted for approximately 29% of our total GAAP revenue in the second quarter of 2017. We have continued to make targeted investments internationally in EMEA and APAC to further expand our presence across several territories to continue this momentum.

For Q2 2017, GAAP gross margin was 67%, compared to 59% for the same period in 2016. Non-GAAP gross margin expanded by 8 percentage points to 70%, compared to 62% for the same period in 2016.

Turning to expenses, Q2 2017 GAAP total operating expense was $95.8 million, compared to $89.9 million for the same period in 2016. Non-GAAP total operating expense was $70.4 million, compared to $68.6 million for the same period in 2016, only growing 3% year-over-year. So, to re-emphasize, revenue increased by 42% year-over-year, while expenses increased by 3% year-over-year. This reflects the spending discipline we have put in place as we drive toward our target of achieving operating cash flow break-even in the fourth quarter of 2017.

GAAP operating loss was $54.5 million for the second quarter of 2017, compared to $64.3 million for the same period last year. GAAP operating margin for the second quarter of 2017 was a negative 88%, compared to a negative 147% for the same period last year. Non-GAAP operating loss narrowed to $27.0 million for the second quarter of 2017, compared to $41.6 million for the same period in 2016. Non-GAAP operating margin was a negative 44% for the second quarter of 2017, compared to a negative 95% for the same period in 2016 – an improvement of 51 percentage points.

Q2 2017 GAAP net loss was $56.1 million, or $0.87 per basic and diluted share. This compares to a GAAP net loss of $64.2 million, or $1.12 per basic and diluted share, for the same period in 2016. Q2 2017 non-GAAP net loss was $28.6 million, or $0.44 per basic and diluted share. This compares to a non-GAAP net loss of $41.5 million, or $0.72 per basic and diluted share, for the same period in 2016.

The deferred revenue balance was $216.2 million as of June 30, 2017, an increase of 17% over the $185.4 million reported as of December 31, 2016, and a 64% increase over the $131.8 million reported as of June 30, 2016.

Operating cash flow was negative $11.7 million for the second quarter, a 17% improvement compared to negative $14.1 million for the same period last year.

We exited the second quarter with a total cash and investments balance of approximately $71.8 million and have access to another $30.0 million via our revolving credit facility.

Our Outlook

As of August 3, 2017, Hortonworks is providing the following financial outlook for the third quarter and full year 2017:

For the Third Quarter 2017

We expect

•	Total GAAP revenue of $63.0 million.

•	GAAP operating margin between negative 95% and negative 90%, which includes stock-based compensation and related expenses and amortization of purchased intangibles of approximately $32.0 million.

•	Non-GAAP operating margin between negative 43% and negative 39%, which excludes stock-based compensation and related expenses and amortization of purchased intangibles of approximately $32.0 million.

For the Full Year 2017

We expect

•	Total GAAP revenue of $247.0 million.

•	GAAP operating margin between negative 95% and negative 90%, which includes stock-based compensation and related expenses and amortization of purchased intangibles of approximately $117.0 million.

•	Non-GAAP operating margin between negative 47% and negative 42%, which excludes stock-based compensation and related expenses and amortization of purchased intangibles of approximately $117.0 million.

GAAP operating margin outlook includes estimates of stock-based compensation and related expenses and amortization of purchased intangibles in future periods and assumes, among other things, the occurrence of no additional acquisitions, investments or restructuring and no further revisions to stock-based compensation and related expenses.

That concludes my financial recap. Operator, please open the line for Q&A. Thank you.